EXHIBIT 2.6




                  JOINT VENTURE AND SHAREHOLDERS AGREEMENT

     AGREEMENT dated September 18, 1998 by and between Uniroyal Chemical Company, Inc., a New Jersey corporation with its principal offices at World Headquarters, Middlebury, Connecticut 06749 ("Uniroyal"), and GIRSA S.A. de C.V., a company organized and existing under the laws of Mexico with its principal offices at Paseo de los Tamarindos No. 400 B, Piso 31 Bosque de las Lomas, Mexico, D.F. ("GIRSA"), with the participation of Novaquim Holdings, S.A. de C.V., a company organized and existing under the laws of Mexico with its principal offices at Insurgentes Sur 1685, Piso 11, Col. Guadalupe Inn, Mexico, D.F. ("Novaquim"). As used in this Agreement, references to "Uniroyal Chemical" shall mean Uniroyal and/or Novaquim, as required by the context of this Agreement, and references to a "party" or the "parties" shall mean GIRSA, on the one hand, and Uniroyal Chemical, on the other hand.

                                 WITNESSETH:

     WHEREAS, Uniroyal is engaged in the business of manufacturing acrylonitrile-butadiene rubber ("NBR") and NBR-PVC alloys (NBR and NBR-PVC alloys being collectively referred to herein as "NBR Products") in the United States and marketing NBR Products throughout the world and Uniroyal is the owner of certain proprietary technology with respect to the manufacture of NBR Products including patents and trademarks and certain proprietary information with respect to the marketing of NBR Products (collectively, "Technology and Know-how");

     WHEREAS, Novaquim is a wholly owned subsidiary of Uniroyal and carries on, directly or indirectly, the NBR Products business of Uniroyal in Mexico;

      WHEREAS, GIRSA is engaged, through its wholly owned subsidiary, Industrias Negromex S.A. de C.V. ("INSA") in the business of producing NBR Products, styrene butadiene rubber and other products and owns manufacturing facilities for the production of NBR Products, styrene butadiene rubber and other products, which facilities are located at Altamira, Tams., Mexico (the "Facilities"), and INSA is currently manufacturing NBR Products exclusively for Uniroyal at the Facilities;

     WHEREAS, GIRSA and Uniroyal have determined that it would be advantageous to both if the Facilities and the manufacturing skills of INSA, the sales and marketing skills and customer base of Uniroyal and the Technology and Know-how were combined into operations of a joint venture (the "Joint Venture"), consisting of a jointly owned, directly or indirectly, manufacturing company formed in Mexico, and a jointly owned marketing company formed in the United States, it being the expectation of GIRSA and Uniroyal that the Joint Venture would operate, commencing on or about July 1, 1999 (the "Start-up Date"), as a world class, high quality producer of NBR Products, and would be a successful competitor in the worldwide market for NBR Products.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged , the parties hereto agree as follows:

1.     JOINT VENTURE COMPANIES

1.01 Manufacturing Company. (a) GIRSA has heretofore caused to be organized, under the laws of Mexico, an S.A. de C.V. company under the name Nitrilo, S.A. de C.V. (the "Manufacturing Company"), that shall have an authorized capital of $100,000.00 pesos consisting of 51 shares of Class A stock of the par value of $1,000.00 pesos each (the "Manufacturing Class A Shares") and 49 shares of Class B stock of the par value of $1,000.00 pesos each (the "Manufacturing Class B Shares"). As promptly as reasonably possible, GIRSA shall amend the By-laws of the Manufacturing Company, so they shall be substantially as the ones attached as Exhibit A hereto.

     (b) The Manufacturing Company shall engage in the manufacture of NBR Products, using the Technology and Know-How contributed by Uniroyal to the Joint Venture required for the manufacture of the NBR Products and the technical information to be provided by INSA for supporting the continuous process for NBR and the equipment to be sold, granted in use or contributed or otherwise funded by GIRSA (indirectly through INSA) and Uniroyal (indirectly through Novaquim) for the Joint Venture as provided hereunder.

1.02 Marketing Company. (a) As promptly as reasonably possible, Uniroyal shall cause to be organized, under the laws of the State of Delaware, United States of America, a limited liability company (the "Marketing Company"), consisting of 510 Class A units (the "Marketing Class A Shares") and 490 Class B units (the "Marketing Class B Shares"). The Certificate of Formation and Limited Liability Agreement for the Marketing Company shall be substantially as the ones attached as Exhibit B hereto.

     (b) The Marketing Company shall engage in the marketing of NBR Products worldwide on behalf of the Joint Venture except for Mexico, using the sales and marketing skills and customer base contributed by Uniroyal to the Joint Venture.

The Manufacturing Company, and the Marketing Company are sometimes referred to in this Agreement each as a "Joint Venture Company" and collectively as the "Joint Venture Companies". In the event that GIRSA and Uniroyal shall jointly organize additional corporations in order to carry on the activities of the Joint Venture, such additional corporations shall also be deemed Joint Venture Companies, and shall be subject for their organization and governance to the applicable provisions of this Agreement.

1.03 Manufacturing Company Capitalization. Capital Contributions of the parties to the Manufacturing Company shall be as follows:

     (a)  GIRSA shall contribute or cause to be contributed:

     (i) the advances heretofore made by it to the Manufacturing Company to fund engineering and capital projects to benefit the Joint Venture (as referred to and provided for in that certain Agreement dated May 12, 1998 by and between GIRSA and Uniroyal (the "Capital Risk Sharing Agreement"));

     (ii) the use for the duration of the Joint Venture of (1) all batch processing manufacturing machinery and equipment for the production of NBR Products currently located at the Facilities as more specifically described in Exhibit "C-1" of this Agreement and (2) the use of new production equipment worth US$18,620,000.00 as more specifically described in Exhibit "C-2".

     GIRSA shall cause INSA transfer to Manufacturing Company the machinery and equipment detailed in Exhibit "C-2" no later than eleven years from the Start up Date.

     (iii) cash in an amount equal to the difference between US$7,656,500 and the amount of the advances referred to in paragraph 1.03 (a) (i) above in accordance with the cash flow needs to fund capital projects, new production equipment and improvement of existing equipment at the Facilities.

In return for the aforesaid contributions to the capital of Manufacturing Company, GIRSA shall receive 51% of the total amount of shares of Manufacturing Company, which 51% interest shall be represented by Class A Shares..

     (b)  Uniroyal shall contribute, through Novaquim:

     (i) the advances heretofore made by Uniroyal through Novaquim to the Manufacturing Company to fund engineering and capital projects to benefit the Joint Venture (as referred to and provided for in the Capital Risk Sharing Agreement) credit for such advances having been contributed by Uniroyal to Novaquim;

     (ii) timely before the Start-up Date, the batch polymerization reactors, French press, P&S dryer and related machinery and equipment for the production and testing of NBR Products located at Uniroyal's NBR Products manufacturing facilities at Painesville, Ohio, U.S.A. and certain research and development equipment located in Connecticut, as more specifically described in Exhibit "D" attached to this Agreement;

     (iii) cash in an amount equal to the difference between US$7,356,500 and the amount of the advances referred to in paragraph 1.03 (b) (i) above in accordance with cash flow needs to fund capital projects, new production equipment , and improvement of existing equipment at the Facilities.

In return for the aforesaid contributions to the capital of Manufacturing Company, Novaquim shall receive 49% of the total amount of shares of Manufacturing Company which 49% interest shall be represented by Class B Shares.

Once the contributions of the parties have been capitalized through a capital stock increase , GIRSA shall be holder and owner of 51% of the total shares of Manufacturing Company, and Novaquim shall be holder and owner of 49% of the total shares of Manufacturing Company.

1.04 Marketing Company Capitalization. Capital Contributions of GIRSA and Uniroyal to the Marketing Company shall be as follows:

     (a) GIRSA shall contribute or cause to be contributed, cash in the amount of US$122,500

In return for the aforesaid contribution to the capital of Marketing Company, GIRSA shall receive 49% of the total amount of ownership interests of Marketing Company, which interests shall be represented by Class B Shares.

     (b) Uniroyal shall contribute or cause to be contributed cash in the amount of US$127,500

In return for the aforesaid contribution to the capital of Marketing Company, Uniroyal shall receive 51% of the total amount of ownership interests of Marketing Company which interests shall be represented by Class A Shares . In view of the above, once the contributions of the parties have been made, GIRSA shall be the holder and owner of 49% of the total ownership interests of Marketing Company, and Uniroyal shall be the holder and owner of 51% of the total ownership interests of the Marketing Company.

     (c) Following such capitalization of the Marketing Company, Uniroyal shall sell and irrevocably transfer to the Marketing Company, and Uniroyal and GIRSA shall cause the Marketing Company to purchase from Uniroyal (and/or Uniroyal shall otherwise provide for the perpetual, free and exclusive use by the Marketing Company on a worldwide basis of) the following property for the sum of US$250,000:

     All intangible property owned by Uniroyal, or by any Uniroyal's affiliate, applicable to the production by batch polymerization and marketing of NBR Products including, but not limited to, all patents, technology, trade secrets, recipes, technical facts, technical information, formulas or data owned by Uniroyal, including techniques, processes and research and development applicable to the production of NBR Products and all logistics knowledge, procedures, data, trademarks, technical service know-how, applications and customer lists, applicable to the marketing of NBR Products (as more specifically described in Exhibit "E" to this Agreement).

     Such purchase and sale (and/or other provision for free and exclusive use) shall be effected by proper instruments of irrevocable assignment or other appropriate irrevocable documents, substantially in the forms attached hereto as Exhibit "F", and shall be effective as of the Start-up Date, but prior to the Start-up Date, Marketing Company and Manufacturing Company, as licensee of the Marketing Company, shall be granted the right to use the above mentioned technology and Know-how, in preparation for the start-up of the Joint Venture including, without limitation, the acquisition and installation of machinery and equipment for the operations of the Joint Venture.

     Uniroyal shall provide reasonable assistance and training in the use of the above mentioned technology and Know-how to the Marketing Company and to the Manufacturing Company, as licensee of the Marketing Company, at no cost.

1.05 Ongoing Funding. GIRSA and Uniroyal shall be equally responsible for funds (other than those provided for in Sections 1.03 and 1.04 of this Agreement) required by the Joint Venture Companies from time to time. GIRSA and Uniroyal shall discuss and, agree upon the method by which additional funds required by the Joint Venture Companies shall be raised. Such funds may be provided in the form of loans directly from GIRSA and Uniroyal, from related or unrelated third parties or other funding methods as GIRSA and Uniroyal may agree. If GIRSA and Uniroyal are unable to agree on the adoption of some other method for raising funds required by a Joint Venture Company or Companies, GIRSA and Uniroyal shall lend or shall cause an affiliated party to lend to the entity requiring such funds one behalf of the amount so required at a rate of interest to be agreed upon by the parties at that time.

1.06 Allocation of Joint Venture Profits and Liabilities. (a) Unless otherwise agreed by the parties, the parties shall cause all of the free cash flow (excluding cash required for ongoing operations, approved capital expenses and repayment of indebtedness) of each Joint Venture Company to be distributed as dividends, provided that such distribution does not impair the capital of such company and is otherwise permitted by applicable law. It is the expectation of the parties that the contributions to the Joint Venture by the Manufacturing Company and the Marketing Company will be equal between GIRSA and Uniroyal Chemical and it is therefore the intention of the parties that the aggregate profits of the Joint Venture net of any taxes paid by the Joint Venture Companies, on a combined basis and without giving effect to their respective equity ownership interests in the Joint Venture Companies, will be shared equally by the parties, GIRSA on the one hand and Uniroyal Chemical, on the other hand. Accordingly, the parties shall take all the necessary steps and/or make all necessary adjustments in the operations of the Joint Venture Companies in order to so assure that GIRSA and Uniroyal Chemical will enjoy an equal share of the aggregate profits of the Joint Venture Companies, as contemplated by this Section 1.06.

     (b) It is the intention of the parties that potential liabilities of the Joint Venture Companies accruing from and after the Start-up Date, including, but not limited to, product liabilities, environmental liabilities and health liabilities (but excluding liabilities for which GIRSA, Uniroyal or another party is obligated to indemnify GIRSA, Uniroyal or any Joint Venture Company under this Agreement or any of the Related Agreements, as defined in Section
10.01 hereof), will also be shared by GIRSA and Uniroyal on an equal basis, whether or not the equity of such Joint Venture Company is owned equally by GIRSA and Uniroyal. Accordingly if, and to the extent that a Joint Venture Company and/or GIRSA and Uniroyal including any of their subsidiaries party to the Related Agreements incurs any such liability, GIRSA and Uniroyal shall cause such liability to be equalized between them, whether by an adjustment of distributions to the parties, an equalizing payment from one party to the other or some other appropriate mechanism.

The provisions of this subsection (b) shall apply only to the equalization of liabilities of the Joint Venture Companies as between Uniroyal and GIRSA and nothing set forth in this subsection (b) shall be deemed to create any obligation by GIRSA or Uniroyal to third parties for the liabilities of the Joint Venture Companies.

     (c) It is the intention of the parties that the benefits and burdens of carrying accounts receivable, inventory and accounts payable related to the NBR Operations of the Joint Venture will be shared by GIRSA and Uniroyal
Chemical on an equal basis.   Accordingly, the parties shall cause such
benefits and burdens to be equalized between them.

1.07 Corporate Governance of the Joint Venture Companies. (a) The By-laws and other formation documents of each Joint Venture Company shall provide that such company shall be governed by a board of directors consisting of six directors or managers, as the case may be, three of whom shall be nominated and elected by the holders of the Class A Shares and three of whom
shall be nominated and elected by the holders of the Class B Shares.   The
formation documents of the Marketing Company shall include the Limited Liability Company Agreement governing the Marketing Company entered into by GIRSA and Uniroyal.

      (b) Directors or Managers, as the case may be, of a Joint Venture Company nominated and elected by holders of the Class A shares of such company are referred to in this Agreement as "Class A Directors" of such company and directors of a Joint Venture Company nominated and elected by holders of the Class B shares of such company are referred to in this Agreement as "Class B Directors" of such company.

2.     CAPITAL PROJECTS OF THE MANUFACTURING COMPANY

2.01 Transfer of Existing Equipment. The parties shall cause the Manufacturing Company to pay the costs of dismantling, moving and reinstalling at the Facilities the machinery and equipment referred to in Section 1.03(b)(ii) hereof and the parties shall cooperate with the Manufacturing Company in arranging for the dismantling and moving of such machinery and equipment. Such cooperation shall consist of technical and logistical
assistance as appropriate.   In any event, dismantling, moving and
reinstalling of such machinery and equipment at the Facilities shall be carried out in accordance with an expense budget to be approved by the parties and must comply with the procedures established in the "Project Manual" attached hereto as Exhibit "G".

2.02 New Capital Projects. (a) Decisions on whether or not to commit funds for new production assets to be installed at the Facilities by or on behalf of the Manufacturing Company (including funds for engineering services related thereto) shall be made jointly by the parties (each such proposed installation being referred to herein as a "Capital Project"). Once the parties have reached agreement on a decision to commit funds for any Capital Project (each an "Approved Capital Project"), the implementation of such Approved Capital Project shall be effected by the Managing Director of the Manufacturing Company and a steering committee (the "Steering Committee") consisting of an equal number of members appointed by GIRSA and Uniroyal Chemical, not to exceed 6 members. GIRSA shall make available or cause INSA to make available all such information about the Facilities and the processes at the Facilities, and GIRSA shall provide or shall cause INSA to provide such access to the Facilities, as the Managing Director of the Manufacturing Company and the Steering Committee may reasonably require to enable them to evaluate proposals for any Capital Project, to develop or obtain estimates of the costs for the design, procurement and construction of any Approved Capital Project or to otherwise effectuate the purposes of this Section 2.02. The Capital Projects initially expected to be implemented by or on behalf of the Manufacturing Company in pursuit of the goals of the Joint Venture (the "Initial Capital Projects"), and the costs of such Initial Capital Projects as presently anticipated by the parties, are set forth in Exhibit "H" attached hereto. The parties shall not unreasonably fail to approve the implementation of any Initial Capital Project set forth in such Exhibit "H" provided that the estimated costs for the design, procurement and construction of such Initial Capital Project are within the limits for such Initial Capital Project as set forth in such Exhibit "H"; provided that neither party shall be obligated to approve any such Initial Capital Project if it believes, in good faith, that such Initial Capital Project can be better implemented in a manner different than that proposed or at a cost more favorable to the Joint Venture than that estimated and if it provides to the other party information reasonably substantiating such belief. The parties may decide, as part of the initial capital program phase for the Manufacturing Company, to implement Capital Projects different from or in addition to those set forth on Exhibit "H" attached hereto, in the manner contemplated by this Section 2.02.

     (b) After the completion of the initial capital program phase for the Manufacturing Company as referred to in subsection (a) of this Section 2.02, ongoing Capital Projects for the Manufacturing Company shall be overseen by the Managing Director of the Manufacturing Company and the Steering Committee, who shall recommend investments in Capital Projects and shall develop operating policies and procedures for the Manufacturing Company.

     (c) The Managing Director of the Manufacturing Company shall also be the President of the Marketing Company shall have the authority to make commitments on behalf of the Manufacturing Company with engineers, vendors, contractors and other persons or entities for expenditures for Approved Capital Projects up to the amount approved by the parties for such Approved Capital Project, including the authority to expend funds on behalf of the Manufacturing Company for Approved Capital Projects. Promptly after the work contracted for in respect of an Approved Capital Project shall have been completed, the Steering Committee shall submit a report thereon to GIRSA and Uniroyal.

3.     OPERATING AGREEMENT

3.01 INSA and the Manufacturing Company shall enter no later than November 15, 1998, into an operating agreement dated as of the date of this Joint Venture Agreement ("the Operating Agreement") whereby INSA will provide or cause to be provided to the Manufacturing Company (a) the use of the
Facilities,   (b) labor, (c) the use of the machinery and equipment described in Exhibits "C-1" and "C-2", (d) technology for continuos emulsion polymerization process recognized as trade secret of INSA and (e) other services including utilities necessary for the production of NBR Products at the Facilities and invoicing services. The Operating Agreement shall be substantially in the form attached hereto as Exhibit "I". GIRSA shall cause INSA to enter into the Operating Agreement and GIRSA and Uniroyal Chemical shall cause the Manufacturing Company to enter into the Operating Agreement. Simultaneously with the execution and delivery of the Operating Agreement and the NBR Products Supply Agreement referred to in Section 6.01 hereof, Uniroyal shall, and GIRSA shall cause INSA to, terminate the Manufacturing Agreement dated January 5, 1996 by and between INSA and Uniroyal, effective on the Start-up Date.

4.     SALES SERVICES AGREEMENTS

4.01 Uniroyal, GIRSA and the Marketing Company shall enter no later than November 15, 1998, into a sales services agreement dated as of the date of this Joint Venture Agreement (the "Uniroyal Sales Services Agreement"), whereby Uniroyal will provide sales services, technical support services and other services including warehousing, invoicing and logistical support for the NBR Products sales efforts of the Marketing Company. The Uniroyal Sales Services Agreement shall be substantially in the form attached hereto as Exhibit "J-1". GIRSA and Uniroyal shall cause the Marketing Company to enter into the Uniroyal Sales Services Agreement.

4.02 The Manufacturing Company and Novaquim, S.A. de C.V., a subsidiary of Novaquim, shall enter no later than November 15, 1998 into a sales services agreement dated as of the date of this Joint Venture Agreement (the "Novaquim Sales Services Agreement"), whereby Novaquim, S.A de C.V. will provide sales services to the Manufacturing Company in regards to the sale of the NBR Products in Mexico. The Novaquim Sales Services Agreement shall be
substantially in the form attached hereto as Exhibit "J-2".   GIRSA and
Uniroyal Chemical shall cause the Manufacturing Company to enter into the Novaquim Sales Services Agreement, and Uniroyal Chemical shall cause Novaquim, S.A. de C.V. to enter into the Novaquim Sales Services Agreement.

5.     TECHNOLOGY LICENSE

5.01 The Marketing Company and the Manufacturing Company shall enter, no later than November 15, 1998 into an exclusive license agreement (the "License Agreement"), whereby, except as provided in Section 1.04 (b), paragraph three, above, the Marketing Company shall grant an exclusive and irrevocable license on a worldwide basis, to the Manufacturing Company for a 99 year term on all intangible property owned by the Marketing Company applicable to the production of NBR Products including, but not limited to, all patents, technology, recipes and research and development results. The License Agreement shall be substantially in the form attached hereto as Exhibit "K". GIRSA and Uniroyal Chemical shall cause the Marketing Company and the Manufacturing Company to enter into the License Agreement.

6.     NBR PRODUCTS SUPPLY AGREEMENT

6.01 The Marketing Company and the Manufacturing Company shall enter no later than November 15, 1998, into an NBR Products supply agreement dated as of the date of this Joint Venture Agreement (the "NBR Products Supply Agreement"), whereby, except as may be otherwise agreed by the Marketing Company and the Manufacturing Company, the Marketing Company will purchase all of its requirements for NBR Products solely from the Manufacturing Company and the Manufacturing Company will produce NBR Products exclusively for the Marketing Company except that the Manufacturing Company will produce NBR Products for its own account for sales to customers in Mexico. The NBR Products Supply Agreement shall be substantially in the form attached hereto as Exhibit "L". GIRSA and Uniroyal Chemical shall cause the Marketing Company and the Manufacturing Company to enter into the NBR Products Supply Agreement.

7.     CORPORATE SERVICES AGREEMENTS

7.01 GIRSA Corporativo, S.A. de C.V., a Mexican corporation that is a wholly owned subsidiary of GIRSA ("GIRSA Corporativo"), and Manufacturing Company shall enter no later than November 15, 1998, into a corporate services agreement dated as of the date of this Joint Venture Agreement ("GIRSA Corporate Services Agreement"), whereby GIRSA Corporativo will provide corporate services to Manufacturing Company. The GIRSA Corporate Services Agreement shall be substantially in the form attached hereto as Exhibit "M-1".
 GIRSA and Uniroyal shall cause Manufacturing Company to enter into the GIRSA Corporate Services Agreement, and GIRSA shall cause GIRSA Corporativo to enter into the GIRSA Corporate Services Agreement.

7.02 Uniroyal and Marketing Company shall enter no later than November 15, 1998, into a corporate services agreement dated as of the date of this Joint Venture Agreement ("Uniroyal Corporate Services Agreement"), whereby Uniroyal will provide corporate services to Marketing Company. The Uniroyal Corporate Services Agreement shall be substantially in the form attached hereto as
Exhibit "M-2".   GIRSA and Uniroyal shall cause the Marketing Company to enter into the Uniroyal Corporate Services Agreement.

8.     FORCE MAJEURE

8.01 Neither party shall be liable for its delay or failure to perform hereunder if due to any contingency beyond the reasonable control of the party affected, including but not limited to acts of God, war, sabotage, labor disturbance, civil disturbance, or governmental regulation or order. Such performance shall be excused during the continuation of the inability of the party to so perform ("Delayed Party") and the cause of such non-performance shall be remedied insofar as possible with all due dispatch of the Delayed Party. Delay or failure to perform hereunder due to the closing by Uniroyal of the Painesville Plant shall not be considered Force Majeure.

9.     SHAREHOLDER AND MANAGEMENT ISSUES

9.01 Management of the Joint Venture. The powers, responsibilities and procedures of the shareholders, boards of directors and officers of the Joint Venture shall be as specified in this Agreement and in the formation documents for each of the Joint Venture Companies, respectively.

9.02 General Procedures. Written agendas of the topics to be discussed at any meeting of the shareholders or board of directors of any Joint Venture Company shall be distributed to all directors in advance of any such meetings; written descriptions of such topics shall also be distributed at such meetings and shall form the basis of any discussions. The results and minutes of such meetings shall be recorded and supplied for approval to the participants at such meetings in accordance with applicable law.

9.03 Meetings of Shareholders. Annual and special meetings of the shareholders of each of the Joint Venture Companies shall be conducted in accordance with the provisions of applicable law. The shareholders of each of the Joint Venture Companies shall make all reasonable efforts to alternate the location of meetings of shareholders between Mexico City, Mexico, and Middlebury, Connecticut, or any other location agreed upon by the shareholders, subject to requirements of applicable law. If permitted by applicable law and if acceptable to the shareholders of such companies, the shareholders of such companies may act by written consent in lieu of any meeting. Reference in this Agreement to "shareholder" shall be deemed with respect to the Marketing Company, to refer to "member", whether such term is capitalized or lower case.

9.04 Boards of Directors. (a) The management of each of the Joint Venture Companies shall be the responsibility of the board of directors thereof, which shall be elected and governed in its actions according to the provisions of this Agreement and the provisions of applicable law. Each director shall serve as such without compensation.

Reference in this Agreement to "director" and "board of directors" shall be deemed, with respect to the Marketing Company, to refer to "manager" and "board of managers" whether such terms are capitalized or lower case.

     (b) The powers and duties, indemnification, and other terms and conditions of directors of each of the Joint Venture Companies shall be determined from time to time by the shareholders thereof in accordance with the applicable formation documents and applicable law.

     (c) The boards of directors of each of the Joint Venture Companies shall make all reasonable efforts to alternate the location of meetings of directors between Mexico City, Mexico and Middlebury, Connecticut, or any other location agreed upon by the directors. To the extent reasonably possible, board of directors meetings of the Joint Venture Companies shall be coordinated so that they can be held successively on the same date and in the same location. If permitted by applicable law and if acceptable to the directors of such companies, the directors of such companies may act by written consent in lieu of any meeting.

     (d) Holders of the class of shares entitled to nominate and elect a director of any company may fill any vacancy resulting from such director's death, resignation or removal, in each case without the consent of holders of another class of shares.

     (e) There shall be a Chairman of the Board of Directors of the Marketing Company and of the Manufacturing Company, serving for a term of two years.
The first Chairman of the Board of Directors of the Marketing Company shall be designated by the holder of the Class B Shares of the Marketing Company and the first Chairman of the Board of Directors of the Manufacturing Company shall be designated by the holder of the Class A shares of the Manufacturing Company. At the end of such first two-year terms, the successor Chairman of the Board of Directors of the Marketing Company shall be designated by the holder of the Class A Shares of the Marketing Company and the successor Chairman of the Board of Directors of the Manufacturing Company shall be designated by the holder of the Class B shares of the Manufacturing Company. The designation of the holder of such office in each Joint Venture Company for
each successive term  shall alternate in the foregoing manner.   The class of
shares at the time having the right to designate the holder of such office shall also have the right, at any time or times during the two year term for its designee, to designate a replacement for such designee or for any person designated by such class of shares as such a replacement.

      (f) Each board of directors of a Joint Venture Company shall have the power to delegate responsibilities and authority to committees of such board of directors or to appropriate officers of such company from time to time if such delegation has been approved by both Class A Directors and Class B Directors of such company.

     (g) The taking of any of the following actions by any Joint Venture Company shall require the approval of both a majority of Class A Directors and a majority of Class B Directors of such company, if the matter is being submitted for a vote of directors, or the favorable vote of 75% of the total outstanding voting shares of stock of such Company, if the matter is being submitted for a vote of shareholders:

            (i) Review, approval and modification of the operating budget for such company for each financial year and of business and strategic plans for such Company;

            (ii)  Creation or dissolution of any subsidiaries of such Company;

            (iii) Establishment or modification of such Company's capital expenditures budget;

            (iv) Appointment, removal and compensation of such Company's officers;

            (v) Establishment, modification or termination of such Company's compensation and benefits programs and policies;

            (vi) Any change in dividend distribution policies as set forth in
     Section 1.06 hereof;

            (vii) Approval of capital projects estimated to exceed US
     $50,000.00;

            (viii) Execution, modification or termination in any form whatsoever of (a) any contract, agreement or arrangement with Uniroyal or GIRSA, (b) any contract, agreement or arrangement with any other Joint Venture Company including the Related Agreements; or (c) any contract, agreement or arrangement with any affiliate of Uniroyal, Novaquim or GIRSA including all Related Agreements;

            (ix) Acquisition or disposition of any business of such Company, and approval of any financing associated with such acquisition or disposition;

            (x) Entering into, modifying or terminating any agreement having a term in excess of one year (except for confidentiality or non-disclosure agreements) and/or involving expenditures or receipts by such Company of more than US $50,000.00 other than in the ordinary course of business;

            (xi) Making any loan or advance or giving any credit other than NBR Products trade credit in the ordinary course of business by such Company or making any modification of any of the terms of any such loan, advance or credit except for intercompany loans between Joint Venture Companies;

            (xii) Borrowing of any funds (but not draw-downs under lines of credit or other credit facilities previously approved);

            (xiii) Granting of any mortgage, lien, security interest or other encumbrance over any assets of such Company;

            (xiv)  Appointment of outside counsel and/or independent auditors;

            (xv)  Change of accounting principles of such Company;

            (xvi) Modification of the formation documents (certificate of incorporation and by-laws in the case of the Manufacturing Company or certificate of formation and Limited Liability Company Agreement in the case of the Marketing Company, or any other constituent documents) of such company or any subsidiary of such Company;

            (xvii) Acquisition or disposition by purchase, lease or otherwise of any real property;

            (xviii) Acquisition or disposition of any assets in any single transaction or series of related transactions, other than in the ordinary course of business;

            (xix)  Discontinuance of such Company's business;

            (xx) Authorization of any merger, consolidation, reorganization or recapitalization involving such Company;

            (xxi) Settlement of any lawsuit or claim, or confession of judgment in any legal proceeding, in an amount in excess of $50,000.00;

            (xxii)  Termination, dissolution or winding up of such Company;

            (xxiii)  The granting of powers of attorney.

            (xxiv) The issuance of additional securities, whether debt or equity.

9.05 Officers. The officers of the Joint Venture Companies shall be a President, in the case of the Marketing Company and a Managing Director in the case of the Manufacturing Company, a Treasurer and a Secretary and such other officers, if any, as shall be determined by the Board of Directors. The Joint Venture Companies shall also have a Chief Financial Officer (who may be the
Treasurer).   The holders of the Class A Shares and the Class B Shares shall consult with one another in the selection of the holders of offices in each of the Joint Venture Companies and shall jointly select such officers. Subject to the provisions of applicable law, an individual may hold more than one office of any Joint Venture Company, except that the offices of President or Managing Director, as the case may be, and Treasurer of any of the Joint Venture Companies may not be held by the same person.

9.06 Obligations of Confidentiality. Every director, officer and employee of each of the parties to this agreement and each of the Joint Venture Companies involved with the operations of the Joint Venture Companies, shall be required to keep strictly secret and confidential all confidential, proprietary or non-public information of such company, and the shareholders of each such company shall keep strictly secret and confidential all confidential, proprietary or non-public information of each such company, except as otherwise authorized by the board of directors of such company and except that the President or Managing Director of the Joint Venture Companies may disclose confidential, proprietary or non-public information of the Joint Venture Companies in pursuing the business interests of such companies, provided that the President or Managing Director of the Joint Venture Companies has first obtained appropriate confidentiality agreements from any parties to whom or to which such confidential, proprietary or non-public information is being disclosed.

9.07      Required Insurance     The parties shall cause each of the
Manufacturing Company and the Marketing Company, to maintain in effect insurance in amounts and covering the risks customary in the industry in which such company operates. In particular, the insurance coverage for the Manufacturing Company shall be substantially similar to the insurance coverage maintained by GIRSA for its subsidiaries generally. GIRSA shall notify the Manufacturing Company within reasonable time about any change in its insurance coverages.

9.08 Environmental, Health and Safety Standards. It is the intention of the parties that the operations of the Manufacturing Company shall be conducted in compliance with all applicable Mexican environmental, health and safety laws and regulations.


10.      REPRESENTATIONS, WARRANTIES AND COVENANTS

     Each of the parties hereto represents and warrants to and covenants with the others as follows:

10.01 Organization. It is a corporation duly organized, validly existing and in good standing (a) under the laws of Mexico, in the case of GIRSA, or
(b) under the laws of the State of New Jersey, United States, in the case of Uniroyal, and under the laws of Mexico, in the case of Novaquim, in each case with full corporate power and authority to own its properties and assets and to conduct its business in the manner in which it is operated, and to enter into this Agreement and, as the case may be, to enter into each of the agreements referred to in Articles 3 through 7 of this Agreement (each a "Related Agreement") to which it is to be a party and to perform its obligations hereunder and thereunder.

10.02 Authority. It has all requisite corporate power and authority to enter into and perform this Agreement and, as the case may be, to enter into each Related Agreement to which it is to be a party, and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of it to carry out this Agreement and such Related Agreements, and to execute and deliver the instruments and consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and such Related Agreements have been or will be duly executed and delivered by it and constitute, or when executed will constitute, its legal, valid and enforceable obligation of in accordance with the respective terms of this Agreement and such Related Agreements, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors' rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

10.03 No Conflict. Neither the execution and delivery by it of this Agreement or the Related Agreements, as the case may be, to which it is to be a party, nor the consummation by it of the transactions contemplated hereby and thereby will:

     (a) conflict with, result in a breach of or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or result in the imposition of a lien or encumbrance on any of its assets, properties or rights pursuant to, (i) its By-Laws, in the case of GIRSA and Novaquim, or its Amended Certificate of Incorporation or By-laws, in the case of Uniroyal, or (ii) any agreement, indenture, mortgage, lease, contract, commitment or other instrument or obligation to which it is a party or by which it or its business and assets is bound or affected;

     (b) violate any law or regulation or court or administrative judgment, order or process, or

     (c) require it to obtain any authorization, consent, approval or waiver from, or to make any filing with, any public body or authority or any other person or entity, except as disclosed in Exhibit "N".

10.04 Corporate Existence. It will not liquidate, merge or consolidate with or into any person, firm or corporation unless (a) the surviving or resulting person, firm or corporation, concurrently with such transaction, irrevocably and unconditionally assumes its obligations hereunder and under the Related Agreements to which it is a party, such assumption to be in an instrument to be delivered and to be satisfactory in form and substance to the other party hereto, and (b) immediately after and as a result of such liquidation merger or consolidation no Event of Default (as defined in Section
11.01 of this Agreement), and no event that with notice or the passage of time or both would constitute an Event of Default, shall exist.

10.05     Conduct of NBR Products Business.  From and after the Start-up Date,
(a) the business of manufacturing and marketing NBR Products shall be conducted by it exclusively through the Joint Venture, and (b) it will not engage, directly or indirectly, in the business of manufacturing or producing, or selling, marketing or distributing NBR Products except through the Joint Venture Companies as contemplated by this Agreement and the Related Agreements; except that (i) Uniroyal may continue to sell NBR Products for its own account (and not for the account of the Joint Venture or the Marketing Company), directly and/or indirectly through its subsidiaries, until the on-hand inventories of NBR Products manufactured and/or purchased by Uniroyal and its subsidiaries in the ordinary course of business up to the Start-up Date have been exhausted and (ii) during an interim period after the Start-up Date, while accounting, computer and other such systems are being developed for the Joint Venture and for Uniroyal's sales services under the Uniroyal Sales Services Agreement and Novaquim, S.A. de C.V.'s sale services under the Novaquim Sales Services Agreement, Uniroyal and Novaquim, S.A. de C.V. may, in providing such services, purchase from the Marketing Company and/or Manufacturing Company as the case may be, on a consignment basis or otherwise, NBR Products for resale to customers provided that the Joint Venture shall receive the total economic benefit of any such sales.

10.06     Warranties.   It has the right to sell, transfer, contribute or
otherwise convey all tangible and intangible property to be transferred sold, contributed and/or conveyed by it under this Agreement. Therefore, GIRSA shall be responsible and Uniroyal shall be responsible for itself and for Novaquim, for any consequential, compensatory, actual, liquidated, punitive or any other damages or loses suffered by the other party and/or Marketing Company and/or the Manufacturing Company out of the proper use of said tangible or intangible property and/or loss or damages caused by any defect in the tangible or intangible property or instructions supplied by it, including any default or negligence or infringement. As a result, it shall defend, indemnify and hold the other party, the Marketing Company and/or the Manufacturing Company harmless against any and all claims, demands, suits or any claims of any nature other arising out of the proper use of the tangible or intangible property.

10.07     Payments /contributions.   It will contribute and/or pay, as the
case may be, any amounts under this Agreement when due to the other party or
to any of the Joint Venture Companies.   In case of failure to pay any of said
amounts when due, it shall pay to the other party or to the appropriate Joint Venture Company financial costs at rate of interest 3% above the London Interbank Offered Rate (LIBOR) for six months as published in the Wall Street Journal on the date payment was supposed to be made. In addition, the remedies provided in Section 11.01 may be invoked .

11.     DEFAULTS AND TERMINATION.

11.01 Defaults. In the event that either party shall default in the performance of or in the compliance with any material term, condition or obligation contained in this Agreement, or in the performance of or in the compliance with any material term, condition or obligation contained in any Related Agreement, or shall breach, in any material respect, any representation, warranty or covenant contained in this Agreement or any Related Agreement, the non-defaulting party may give the defaulting party notice, specifying the nature of such default or breach in reasonable detail. If the defaulting party does not cure such default or breach within 90 (ninety) days of the date of such notice (or if such default or breach cannot reasonably be cured within said 90 (ninety) day term, if the defaulting party shall not have commenced such cure and shall not actively and diligently pursue such cure to its conclusion), GIRSA or Uniroyal, exclusively, may seek resolution of such default or breach by invoking arbitration in accordance with Section 15 of this Agreement.

11.02 Termination by Consent. GIRSA or Uniroyal may terminate this Agreement at any time by mutual agreement in writing.

In the event of termination of this Agreement, GIRSA agrees to cause INSA to transfer the machinery and equipment detailed in Exhibit "C-1" to Manufacturing Company at no cost, unless INSA has already transferred this machinery and equipment in accordance with the terms of Section 1.03 (a)
(ii). In the event of termination of this Agreement, GIRSA shall cause INSA to transfer the equipment detailed in Exhibit "C-2" to Manufacturing Company at no cost, unless the Operating Agreement and the terms of Section 1.03 (a)
(ii) continue in full force and effect, in which case INSA shall continue to own the machinery and equipment detailed in Exhibit "C-2", subject to the provisions of the Operating Agreement.

12.     JOINT VENTURE COMPANIES SHARE TRANSFER RESTRICTIONS AND RIGHT TO
        PURCHASE.

12.01     Share Transfer Restrictions.

     (a) No Transfers Except Pursuant to this Agreement. Each party agrees that it will not transfer, assign, pledge, hypothecate, convey or in any way alienate any of its shares or any right or interest in the Joint Venture Companies or any of them, whether voluntarily or by operation of law, or by gift or otherwise, except in accordance with the provisions of this Agreement as set forth in Sections 12.01 (b) and (c) below or except as set forth in Section 12.01 (d). Any purported transfer in violation of any provision of this Agreement shall be void and of no force or effect, shall not operate to transfer any interest in or title to such shares to the purported transferee and such purported transferee shall have only a claim against the purported transferor for rescission and damages, if any.

     (b) Transfer to Certain Affiliated Entities. Each party hereby consents to the transfer at any time by the other party ("Transferring Party") of any of the Transferring Party's shares in the Joint Venture Companies or any of them to any company controlled by the Transferring Party (each a "Controlled Company"), and to the further transfer at any time of such shares in the Joint Venture Companies or any of them by such Controlled Company back to the Transferring Party or to another Controlled Company of the Transferring Party. No party shall, without the prior written consent of the other party, sell or otherwise dispose of any shares of the capital stock of any Controlled Company that then holds any shares of any of the Joint Venture Companies or permit any such Controlled Company to:

     (i)   Pledge or hypothecate any shares of any of the Joint Venture
           Companies;

     (ii) transfer, assign, convey or in any way alienate or otherwise dispose of any shares of any of the Joint Venture Companies to any person or entity other than the Transferring Party or another Controlled Company of the Transferring Party;

     (iii) issue any shares of capital stock of the Controlled Company to any person other than the Transferring Party or another Controlled Company of the Transferring Party; or

     (iv) merge or consolidate with any person or entity other than the Transferring Party or another Controlled Company of the Transferring Party.

For purposes of this Section 12.01 (b), a company shall be deemed a Controlled Company of a Transferring Party if the Transferring Company owns, directly or indirectly, all of the capital stock of such Controlled Company.

     (c )     Offer to Sell.  Any sale or other disposition of shares of any of the Joint Venture Companies, other than a transfer permitted by Section
12.01 (b) hereof  shall be subject to the following limitations:

      A party may not sell less than all of its shares in any Joint Venture Company, and may not sell its shares in less than all of the Joint
      Venture Companies.   If a party wishes to sell its Shares in the Joint
      Venture Companies (or if a party wishes to sell its shares in the Joint Venture Companies pursuant to a bona fide third-party offer), such party (referred to in this Section 12.01 (c ) as the "Selling Shareholder") shall give written notice of such desire to the other party (referred to in this Section 12.01 (c ) as the "Non-selling Shareholder"), which notice shall contain an offer ("Offer") by the Selling Shareholder to sell all of its shares in the Joint Venture Companies at a specified cash price (which shall not exceed the price contained in any such third-party offer). The Offer shall also specify, in reasonable detail, any other terms and conditions applicable to the proposed sale of such shares. The Non-selling Shareholder shall have an absolute and irrevocable right, during a period of sixty days following receipt of such notice, to make or not to make written acceptance of such Offer.
      If the Non-selling Shareholder accepts such Offer, in writing, within such sixty day period, all the Selling Party's shares in the Joint Venture Companies shall be sold to the Non-selling Shareholder in accordance with the provisions of Section 12.01 (d). If the Non-selling Shareholder does not accept such Offer, in writing, within such sixty day period the Selling Shareholder shall be free, subject to the requirements set forth in Section 12.01 (e), to sell all of its shares in the Joint Venture Companies at any time during the next succeeding period of one hundred eighty days following the expiration of such sixty day period, but not again thereafter without again complying with the procedure set forth in this Section 12.01 (c).

     (d) Purchase of Shares by Non-selling Shareholder. If an Offer by the Selling Shareholder shall be accepted by the Non-selling Shareholder in accordance with Section 12.01 (c) hereof, the parties shall enter into good faith negotiations of a definitive purchase and sale agreement, and a closing of the purchase and sale of the securities subject to the Offer shall be held on the 90th business day (business days shall not include Saturdays, Sundays or legal holidays in the United States or Mexico) following the date of the Non-selling Shareholder's acceptance of the Offer or such other date as the parties shall agree upon in writing. Such closing shall occur at the offices of the Selling Shareholder or at any other location that the parties shall agree to in writing. At such closing, the Selling Shareholder shall:

     (i) transfer all of its shares in the Joint Venture Companies to the Non-selling Shareholder, duly endorsed; and

     (ii) pay to the appropriate government authorities, or to the Non-selling Shareholder (for payment over to such government authorities), any taxes or other fees or charges, payable on such transfer.

At such closing, the Non-selling Shareholder shall:

      (iii) pay to the Selling Shareholder, by delivery of a certified or bank check or by wire transfer to an account designated by the Selling Shareholder, the contract price (as set forth in the accepted Offer) for all of the Selling Shareholder's shares in the Joint Venture Companies;

      (iv) arrange to have the Selling Shareholder relieved of its obligations, if any, as a guarantor of any outstanding loans to the Companies, or undertake, in writing, to indemnify the Selling Shareholder against any and all losses and damages that the Selling Shareholder may thereafter incur by reason of its having acted as such a guarantor; and

      (v)  receive the shares duly endorsed from the Selling Shareholder.

      (e) Transfer of Shares to a Third Party. In order for a valid transfer of the Selling Shareholder's shares in the Joint Venture Companies to be made to a purchaser other than the Non-selling Shareholder ("Third Party Purchaser"), the following provisions of this Section 12.01 (e) must be observed, except as otherwise provided in Section 13.04 hereof:

      (i) All of the Selling Shareholder's shares in all Joint Venture Companies must be sold to a single Third Party Purchaser.

      (ii) The purchase price paid by the Third Party Purchaser must be a cash purchase price not less than the price at which the Selling Shareholder's Shares were offered to the Non-selling Shareholder in the Offer, payable in U.S. Dollars, and the sale to such Third Party Purchaser must be on terms and subject to conditions of sale not more favorable to the Third Party Purchaser than those offered to the Non-selling Shareholder in the Offer; and

      (iii) The Selling Shareholder must, at the option of the Non-selling Shareholder and as a condition of the closing of the sale of the shares of the Joint Venture Companies to the Third Party Purchaser, require the Third Party Purchaser to enter into a written agreement with the Non-selling Shareholder embodying the same provisions as those set forth in this Agreement.

Any purported sale of the Selling Shareholder's shares in the Joint Venture Companies to any Third Party Purchaser without compliance with the provisions of this Section 12 shall be null and void.

12.02     Right to Purchase.

     (a)     Triggering Events.  In the event that:

     (i) all or any portion of a party's shares in the Joint Venture Companies should be voluntarily or involuntarily assigned to a third party without compliance with the requirements of Section 12.01 (e) hereof; or

     (ii) a party shall (1) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (2)make an assignment for the benefit of its creditors, (3)consent to the appointment of, or be subject to an order of any governmental authority of any jurisdiction appointing, a custodian, receiver, trustee or other officer with similar powers of such party or of any substantial part of its assets, (4)be adjudicated insolvent or bankrupt or be subject to any order of any governmental authority ordering the liquidation, reorganization, dissolution or winding up of such party, be the subject of any petition seeking the liquidation, reorganization, dissolution or winding up of such party which is not dismissed within thirty days, or (5) take any corporate action for any of the foregoing; or

     (iii) a party shall be dissolved, all or a material portion of the equity securities of a party shall be voluntarily or involuntarily assigned or otherwise transferred to a third party or all or a material portion of the assets of a party shall be assigned or otherwise transferred to a third party;

all, but not less than all, of the shares of the Joint Venture Companies theretofore held by such party (the "Offering Shareholder") may be purchased by the other party (the "Non-offering Shareholder"). The right of purchase granted in the immediately preceding sentence shall be exercised, if at all, by written notice from the Non-offering Shareholder to the Offering Shareholder or to the Offering Shareholder's assignee or transferee, as the case may be, within thirty days of notice of the event giving rise to the right to purchase (the "Offering Date"). For purposes of this Section 12.02, the term "Offering Shareholder" shall include any assignee or transferee of
such Offering Shareholder.   The price to be paid and the terms of payment for
any shares to be purchased pursuant to this Section 12.02 (a) shall be as provided in Sections 12.02 (b) and (c) hereof.

     (b) Purchase Price. When any option to purchase shares arises under this Section 12.02 (b), the purchase price for such shares shall be the Fair Market Value of the shares, determined as follows:

     (i) By Agreement. Upon the Joint Venture Company's receipt of notice of the Triggering Event, the Offering Shareholder and the Non-offering Shareholder shall forthwith attempt to agree upon the Fair Market Value of Shares.

     (ii) Appraisal if no Agreement. If the Non-offering Shareholder and the Offering Shareholder are unable to agree upon the Fair Market Value of the shares within thirty calendar days following the exercise of any right to purchase as provided in Section 12.02 (a), they shall within the next thirty (30) calendar days jointly appoint one appraiser to determine the Fair Market Value of the shares, and such appraiser shall conduct and complete an appraisal of the Fair Market Value of the shares within thirty (30) calendar days after his appointment. The appraiser or appraisers shall be investment banking firms of international reputation. If the Non-offering Shareholder and the Offering Shareholder are unable to agree upon the identity of the appraiser to be so jointly appointed, the Non-offering Shareholder shall promptly chose one appraiser through a notice to the Offering Shareholder, and the Offering Shareholder shall promptly choose one appraiser by notice to the Non-offering Shareholder. The two appraisers so selected shall then promptly appoint a third appraiser, and the three appraiser so selected shall conduct and complete an appraisal of the Fair Market Value of the shares within thirty (30)
     calendar days after the selection of the third appraiser.   If the two
     appraisers so appointed are unable to agree upon a third appraiser, either the Non-offering Shareholder or the Offering Shareholder upon 30 days prior written notice to the other may submit the matter of designating a third appraiser for valuing the Shares to arbitration in accordance with Section 15 of this Agreement. The appraisers shall attempt to reach an agreement as to the Fair Market Value of the shares, and the agreed decision of two out of the three appraisers shall govern. If two of the appraisers are unable to agree as to the Fair Market Value of the shares, the values determined by each of the three appraisers shall be added together, their total shall be divided by three, and the resulting quotient shall be the Fair Market Value of the shares. If however, the low appraisal and/or the high appraisal are/is more than 5% lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal, shall be disregarded, if only one appraisal is so disregarded the remaining two appraisals shall be added together, their total shall be divided by two, and the resulting quotient shall be the
     Fair Market Value of the Shares.    If both the low appraisal and the
     high appraisal are so disregarded, the middle appraisal shall be the Fair Market Value of the shares. The determination of the Fair Market Value of the shares in such manner shall be conclusive for all purposes and upon all parties.

     If either the Non-offering Shareholder and the Offering Shareholder shall fail to appoint an appraiser within thirty (30) calendar days after the lapse of the initial thirty (30) calendar day period referred to above, then, the appraiser appointed by the party who does appoint an appraiser shall alone determine the Fair Market Value of the shares, and such appraisal shall be binding.

     Each party shall compensate the appraiser appointed by such party, and the compensation of the third appraiser and the expenses of the appraiser shall be borne equally by the Non-offering Shareholder and the Offering Shareholder.

     Neither the Offering Shareholder nor the Non-offering Shareholder shall choose, as an appraiser pursuant to this Section 12.02, any investment banking firm that it has retained during the preceding two-year period and neither the Offering Shareholder nor the Non-offering Shareholder shall, at any time during the two-year period following completion of such appraisal procedure, retain any investment banking firm that it has chosen as an appraiser pursuant to this Section 12.02.

     (c) Terms of Payment. Payment for the shares shall be made in full in cash at the closing of the purchase and sale thereof, by delivery of a bank or certified check to the Offering Shareholder or by wire of good funds to a bank account designated by the Offering Shareholder, at the option of the Offering Shareholder. Payment shall be made in US Dollars.

     (d) Closing. The closing of the purchase and sale of shares pursuant to this Section 12 shall take place as promptly as practicable after the determination of the purchase price for such Shares in accordance with Section
12.02 (b). Such closing shall take place at the offices of the Offering Shareholder or any other location as agreed in writing by the parties located as provided in Section 12.01 (d) above.

13.     DEADLOCK BETWEEN THE PARTIES.

13.01 For purposes of this Article 13, Deadlock shall mean the inability of both a majority of the Class A Directors and Class B Directors of any Joint Venture Company and/or an inability of the shareholders of any Joint Venture Company, to reach an agreement on any matter coming before such board of directors and/or such shareholders meeting, as the case may be, for a vote.

13.02 If a Deadlock shall occur, GIRSA or Uniroyal may submit a memorandum to the other party, in accordance with the notice provisions of Section 14.01 hereof, stating its position. Such memorandum shall be considered by the Chairman of the Board of GIRSA's parent company and the Chairman of the Board of Uniroyal's parent company (each a "Senior Officer"). Within twenty business days of receipt of such memorandum by the recipient, such Senior Officers shall meet to negotiate in good faith a mutually satisfactory resolution of the Deadlock.

13.03 If such Senior Officers are not able to reach a satisfactory resolution of the Deadlock within thirty business days of such meeting, then the parties shall seek, in good faith, to mediate a resolution of the Deadlock with a mediator that is mutually agreeable to the parties or, if the parties shall be unable to agree upon a mediator, a mediator appointed by the International Chamber of Commerce.

13.04 In the event that the Deadlock shall continue for more than six months after the commencement of the mediation, then (a) GIRSA and Uniroyal may seek to agree upon a price at which GIRSA or Uniroyal may purchase the other party's stock in the Joint Venture Companies directly or through any of their affiliates or (b) GIRSA or Uniroyal may, with the previous written agreement of the other, which shall not be unreasonably withheld, retain a preeminent investment banking firm of international reputation to solicit bids from any responsible prospective purchaser for all of the issued and outstanding stock of all of the Joint Venture Companies. GIRSA and Uniroyal shall be equally responsible for the fees and expenses of the investment banking firm and for any other costs of the sale of such stock. GIRSA and
Uniroyal or any of their affiliates may bid for such stock.   Both parties
shall be obligated to sell their stock in all of the Joint Venture Companies to the highest responsible bidder and the net proceeds of such sale shall be divided equally between GIRSA and Uniroyal Chemical; except that in the event GIRSA or any related party of GIRSA, or Uniroyal or any related party of Uniroyal is the successful bidder for the stock of the Joint Venture Companies, such party shall retain its own stock in the Joint Venture Companies and shall purchase the other party's stock in the Joint Venture Companies for a price equal to fifty percent (50%) of the bidding party's bid for all of the issued and outstanding stock of the Joint Venture Companies.

In the event of a sale of the stock of the Joint Venture Companies, in accordance with this Section 13.04, this Agreement shall terminate; provided, however, that the Related Agreements referred to in Sections, 3, 4, 5 and 6 hereunder, shall remain in full force and effect, and each party shall be obligated to honor its contractual obligations under said Related Agreements to which it is a party, in accordance with the terms of such agreements.

13.05 The provisions set forth in this Article 13 shall be the exclusive method of resolving a Deadlock as to the Joint Venture. The parties agree not to invoke any judicial or other procedure for resolution of Deadlock between or among shareholders or directors that may be available under any corporation law applicable to any Joint Venture Company and the parties agree and consent that if either party shall invoke any such procedure in violation of this
Section 13.05, GIRSA or Uniroyal shall be entitled to enforce this Section
13.05 by an action for specific performance, injunctive relief or other similar legal or equitable relief.

14.     NOTICES

14.01 All notices, requests, demands, directions and other communications required or permitted to be given hereunder shall be in writing and mailed, postage-prepaid, first class certified mail, or delivered by hand or by overnight courier service to the applicable party at the address indicated below:

      If to Uniroyal Chemical:
            Uniroyal Chemical Company, Inc.
            World Headquarters
            Benson Road
            Middlebury, Connecticut  06749
            Attention:  Executive Vice President, Chemicals and Polymers

            with a copy to:

            Uniroyal Chemical Company, Inc.
            World Headquarters
            Benson Road
            Middlebury, Connecticut  06749
            Attention:  General Counsel

      If to GIRSA:
            GIRSA S.A. de C.V.
            Paseo de los Tamarindos No. 400 B, Piso 31
            Bosque de las Lomas
            Mexico, D.F.
            Attention:  Managing Director

            with a copy to:

            GIRSA S.A. de C.V.
            Paseo de los Tamarindos No. 400 B, Piso 31
            Bosque de las Lomas
            Mexico, D.F.
            Attention:  General Counsel

Either party may change the address to which notice is to be directed to it by giving written notice to the other party in accordance with the terms of this
Section 14.01.

15.     ARBITRATION.

15.01 Disputes. Any controversy, dispute, difference or claim ("Dispute") other than any Deadlock and other than the enforcement of any right under
Section 13.05, arising out of or relating to this Agreement which cannot be resolved by mutual agreement between the parties within a period of thirty
(30) days from the commencement of the Dispute and the resolution of any default or breach provided for in Section 11.01, shall be settled finally by arbitration in accordance with the Rules of Conciliation and Arbitration (the "Rules") of the International Chamber of Commerce ("ICC").

In making their decision, the arbitrators shall not assess damages against the parties, except in the case of (a) the provisions of Section 10.06; or (b) such party's gross negligence or willful misconduct in which event, arbitrators shall not assess indirect or consequential damages.

15.02 Arbitration Panel. The arbitration shall be conducted by three arbitrators appointed in accordance with the Rules. Exclusively GIRSA or Uniroyal may commence arbitration by filing a demand for arbitration ("Demand") with the Secretariat of the Court of Arbitration (the "Court of Arbitration") of the ICC, and sending a copy of such demand to the other party in accordance with Section 14 of this Agreement. The Demand shall designate the arbitrator selected by the party filing the Demand. Within fifteen (15) days thereafter, the other party shall designate a second arbitrator by written notice to the first party in accordance with Section 14 of this Agreement. The two arbitrators thus designated shall, within fifteen (15) days thereafter, select a neutral third arbitrator. In the event that the second or third arbitrator is not designated or selected within the period specified, such arbitrator shall be appointed by the Court of Arbitration.

15.03 Rules and Governing Law. The arbitrators shall determine what rules shall be applicable to those aspects of the proceedings as to which the Rules may be silent and shall conduct the arbitration proceedings in accordance with such procedural rules as they may establish. In deciding the merits of the Dispute the arbitrators shall first apply the provisions of this Agreement and then, if necessary, the laws of Mexico D.F., Mexico (if the arbitration takes place in Mexico City, Mexico as provided for in Section 15.05) or the laws of the State of Connecticut, U.S.A. (if the arbitration takes place in Waterbury, Connecticut, U.S.A. as provided for in Section 15.05).

15.04 Substitution of Arbitrator. If, for any reason, an arbitrator, after having accepted appointment as such, is unwilling or unable to enter upon and complete the determination of the Dispute, then, within fifteen (15) days of the receipt of notice of the arbitrator's withdrawal, a substitute shall be appointed in accordance with the procedures established herein and in the Rules.

15.05 Place and time of Arbitration. The place of arbitration shall be determined as follows:

      (a) If the party filing the Demand is Uniroyal, the place of arbitration shall be Mexico City, Mexico.

      (b) If the party filing the Demand is GIRSA, the place of arbitration shall be Waterbury, Connecticut, U.S.A.

The arbitrators shall fix the date, time and location of the hearing, which shall commence within thirty (30) days after the date the parties receive notice of the appointment of the third arbitrator.

15.06 Language. The arbitration hearing shall be conducted in the official language of the country in which the arbitration is taking place, and if a translator or interpreter is required, the party needing such translator or interpreter shall provide one at its own expense.

15.07 Absence of a Party. In the event that GIRSA or Uniroyal fails to submit to arbitration or fails to appear at the date, time or location designated for the arbitration the arbitrators will, providing that such party has received notice of the arbitration and the opportunity to present its case, proceed with the arbitration in the absence of such party and will render their decision on the basis of the documents and evidence presented to them.

15.08 Decisions. The decision of the arbitrators shall be determined by the majority, and the parties shall be bound by the decision of the arbitrators, who shall communicate such decision to the parties within thirty
(30) days of the closing of the hearing and shall, within thirty days thereafter, provide the parties with a written opinion stating the reasons for their decision.

15.09 Finality. The arbitration award shall be final and not subject to appeal. Judgment upon such award may be entered for execution in any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of such award and an order of enforcement.

15.10 Actions Pending Arbitration. During the period commencing the day the Demand is filed with the ICC until the award is made by the arbitrators, the party filing the Demand shall not, and during the period commencing the day the party not filing the Demand receives the copy thereof as hereinabove provided until the award is made by the arbitrators, such party not filing the Demand shall not, take any action that would fundamentally change the situation with respect to the subject matter of the Demand in a way that would prejudice the other party. Notwithstanding any other rights that either party may have, pending the resolution of any Dispute, this Agreement shall remain in full force and effect in accordance with its terms and the parties shall continue to fulfill their obligations hereunder.

15.11 Fees and Expenses. The fees and expenses of the arbitrators shall be shared equally by GIRSA and Uniroyal, each of which shall, if the ICC so demands, submit an advance deposit, in U.S. Dollars, to the ICC in such amount as the ICC shall determine. If such deposit shall, in the aggregate, exceed the fees and expenses of the arbitrators, the excess shall be equally divided and half shall be returned to each of the parties.

15.12 Attorney's Fees. The arbitrators shall have the authority, in their discretion, to award attorney's fees to the party determined by them to be free from fault.

16.     GENERAL

16.01 Entire Agreement. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and thereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by either party with respect to the subject matter hereof and thereof that is not set forth in this Agreement or the Related Agreements. No Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

16.02 Partial Invalidity. The determination by any judicial authority of competent jurisdiction that any term or provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of the remaining provisions of this Agreement.

16.03 Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the provisions hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any provision, or of the breach of any provision contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such provision or breach or a waiver of any other provision or of the breach of any other provision of this Agreement.

16.04 Assignment. Without the unanimous written consent of both parties, none of the parties shall sell assign or otherwise transfer any of his rights in this Agreement. Any purported assignment in violation of this provision shall be void and of no force or effect.

16.05 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which may be executed by one or more of the parties hereto, with the same force as though all persons who executed such counterparts had executed but one instrument, but all such counterparts shall comprise one and the same agreement.

16.06 Headings. Section headings in this Agreement are included herein for convenient reference only and shall not in any way affect the meaning of this Agreement.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
                          "UNIROYAL CHEMICAL"
        "UNIROYAL"                                   "NOVAQUIM"
UNIROYAL CHEMICAL COMPANY, INC.              NOVAQUIM HOLDINGS, S.A. DE C.V.


 /s/Joseph B. Eisenberg                      /s/Joseph B. Eisenberg
By: Joseph B. Eisenberg                     By: Joseph B. Eisenberg
Title: Executive Vice President             Title: President
Dated: September 18, 1998                   Dated: September 18, 1998
                               "GIRSA"
                          GIRSA S.A. de C.V.


                         /s/Enrique Ochoa
                        By: Enrique R. Ochoa Vega
                        Title: Managing Director
                        Dated: September 18, 1998





                              EXHIBIT "A"

The By-laws of the Manufacturing Company




                              EXHIBIT "B"

The Certificate of Incorporation and By-laws of the Marketing Company




                              EXHIBIT "C-1"

Batch processing manufacturing machinery and equipment for the production of NBR Products located at GIRSA's Facilities.




                              EXHIBIT "C-2"

Additional machinery and equipment for the production of NBR Products to be acquired by INSA.




                              EXHIBIT "D"

The batch polymerization reactors, French press, P&S dryer and related machinery and equipment for the production [and testing] of NBR Products located at Uniroyal's NBR Products manufacturing facilities at Painesville, Ohio, U.S.A. [and certain Research and Development equipment in Connecticut].




                              EXHIBIT "E"

Intangible property owned by Uniroyal applicable to the production and marketing of NBR Products.




                              EXHIBIT "F"

Instruments of irrevocable assignment, for the free and exclusive use on a worldwide basis, of assets to be contributed by Uniroyal to the capital of Marketing Company.




                              EXHIBIT "G"

Project Manual




                              EXHIBIT "H"

Initial Capital Projects.




                              EXHIBIT "I"

Operating Services Agreement




                              EXHIBIT "J"

The Sales Services Agreement




                              EXHIBIT "K"

License Agreement




                              EXHIBIT "L"

The NBR Products Supply Agreement




                              EXHIBIT "M-1"

The GIRSA Corporate Services Agreement




                              EXHIBIT "M-2"

The Uniroyal Corporate Services Agreement




                              EXHIBIT "N"

Authorization, consent, approval or waiver from, or to make any filing with, any public body or authority or any other person or entity required to be carried out by the parties.



1. Registration of Manufacturing Company before the Mexican Foreign Investment Registry.


2. Registration of Marketing Company and/or GIRSA before the U.S. authorities on Foreign Investment.


3. Registration of Technology License Agreement before the IMPI and US authorities.


4. Filing and/or registration of intangible property assignments and licenses before the corresponding authorities in countries required.